CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of the 29th day of March 2013 (the Effective Date”), by and between Finjan, Inc. (together with its successors and assigns, the “Company”), a Delaware corporation; and Philip Hartstein (“Consultant”).

W I T N E S S E T H:

WHEREAS, the Company wishes to retain Consultant, and the Consultant wishes to accept such assignment as an independent contractor in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is agreed as follows:

1. Services

The Consultant is hereby engaged by the Company effective as of the Effective Date (as defined below) as an independent contractor providing services of President of the Company with responsibility for IP strategy and licensing (all such services shall be the “Services”).  The Services shall be provided at such reasonable times as shall be deemed necessary by the parties to perform the engagement contemplated hereunder.  The Services shall be performed at the Company's offices or at such places as mutually agreed between the parties. In the performance of the Services, the Contractor shall conform to such policies established by the Company which are necessary to satisfy applicable statutes, rules or regulations governing the provision of the Services. The Consultant will perform all Services in a workmanlike and professional manner and will comply at all times with all applicable laws, regulations, codes and standards.  The Consultant undertakes that it shall dedicate at least 40 hours per week in the performance of the Services.

2. Term

The Consultant’s engagement under this Agreement will begin on April 1, 2013, and shall continue until December 31, 2013 (the “Term”); provided, however, that commencing on January 1, 2014 and on the annual anniversary of that date thereafter, the Term shall be extended for an additional one year period unless the Company gives notice of the intention not to extend the Term to Consultant at least 90 days prior to the conclusion of the Term on the same terms contained herein. Consultant represents that he is bound by no restrictions, contractual or otherwise, precluding her from providing the Services to the Company as of the beginning of the Term or from carrying out of any of her duties during the Term.

3. Compensation.

The Company shall pay to the Consultant, as a fee for the Services provided hereunder, $25,000 per month through the Term.  Such amounts shall be paid twice monthly after the provision of invoices by the Consultant to the Company. Each invoice shall be for $12,500 which shall be issued on the 15th and the last day of each month. Subject to approval of the Board of Directors of the Company, the Consultant shall be granted options to purchase shares of the common stock of the Company, in the number, upon the terms and subject to the conditions, set forth in Exhibit A hereto. In the event that, at the time of grant of the options, the Company will be a wholly owned subsidiary of a parent company, then the options will be for shares of common stock of such parent company. In addition, the Company may award a discretionary bonus at the end of each four month period based upon the Consultant’s performance and overall Company progress in an amount of up to $75,000 per annum.

4. Expenses.

Company shall reimburse Consultant for travel and other business expenses reasonably incurred by Consultant, subject to the submission by Consultant of receipts or other appropriate documentation as required by the Company.

5. Termination.

Either party may conclude the Term earlier than the end date specified in Section 2 upon 90 days advance written notice to the other. Upon such termination, Consultant will be paid all earned but unpaid compensation pursuant to Section 3, such compensation to be paid in the next bi-weekly pay cycle. In the event that the Term is extended as detailed in Section 2, then, after October 1, 2013, either party may conclude the Term earlier than the end date specified in Section 2 upon 90 days advance written notice to the other.

6. Confidential Information.

Consultant acknowledges that, during the term of Consultant’s engagement with the Company, Consultant will have access to unpublished and otherwise confidential information (“Confidential Information”), both of a technical and non-technical nature, relating to the business of the Company its actual or anticipated business, research or development, its technology or the implementation or exploitation thereof.  Confidential Information includes, but is not limited to, the Company’s business plans (both current and under development), data, investor and client list and contact information, promotional and marketing programs and strategies, research or development, information pertaining to trading, processes, codes, system designs, system specifications, techniques, computer programs, applications developed by or for Company, projections, financial information, costs, revenues, profits, investments, analysis, potential investors and clients, personal information concerning employees of the Company, business methods and models, trade secrets, databases, simulation software, trading systems, mathematical models and programs, algorithms, numerical techniques, procedural guidelines, knowledge of the Company’s facilities, supervisory and risk control techniques and procedures, fee and compensation structures, or other confidential, secret or proprietary information and any other Confidential Information relating to the business affairs of Company or its clients.  However, Confidential Information does not include any information that is generally known to the public or the financial services industry, other than as a result of Consultant’s unauthorized disclosure.

a. During the Term or at any time thereafter, Consultant covenants and agrees that Consultant will not use for Consultant’s personal benefit or for the benefit of any third party, nor will Consultant disclose any Confidential Information unless authorized to do so by the Company in writing, except that Consultant may disclose and use such Confidential Information when necessary in the performance of Consultant’s duties hereunder, or as required to be disclosed by order of a proper legal authority.

b. Upon termination of this Agreement with the Company for any reason, Consultant covenants and agrees that Consultant will promptly deliver to the Company all documents, records, files, notebooks, manuals, letters, notes, reports, customer and supplier lists, cost and profit data, e-mail, and any other material of Company, including all materials pertaining to Confidential Information, whether developed by Consultant or others, and all copies of such materials, whether of a technical, business or fiscal nature and whether on hard copy, tape, disk or any other format, which are in Consultant’s possession, custody or control.

7. Independent Contractor. Nothing contained in this agreement shall be deemed, or construed to create an employer/employee relationship between Consultant and the Company. Consultant acknowledges that her relationship with the Company is that of an independent contractor. Consultant shall, in no way, act as the legal representative or agent of the Company, and shall have no authority or right to enter into any contract or agreement or otherwise to create or assume any obligation of any kind on behalf of the Company, without the written consent of the Company. Consultant shall not make any representation, warranty or guaranty on behalf of the Company in the performance of her services. As an independent contractor, Consultant agrees to comply with all applicable tax reporting and/or payment obligations arising from any payments made to Consultant or on Consultant’s behalf.  The Company will provide Consultant  with Internal Revenue Form 1099 as required.  Consultant shall be responsible for the payment of all income taxes, workers compensation premiums and payroll taxes, as well as any other taxes, impounds or impositions that my be applicable to the compensation that Consultant receives pursuant to Section 3 hereof. Except for the payments provided for in Section 3 above, and except as may be specifically set forth herein to the contrary, the Company shall not make any other payments on behalf of Consultant in consideration of the services to be rendered by Consultant.

8. Non-Competition; Non-Solicitation of Consultants; Non-Interference with Business Relationships

a.           During the Term, the Consultant shall not render any services to or engage in any activity on behalf of any Competitive Enterprise, directly or indirectly, for herself or on behalf of or in conjunction with any person, partnership, corporation or other entity, whether as an Consultant, agent, officer, director, shareholder, partner, joint venturer, investor or otherwise. A “Competitive Enterprise” shall mean any entity, person, partnership, corporation or otherwise which engages as its principal business in network security, intellectual property rights or patent litigation or licensing.

b.           During the Term, and for a period of twelve (12) months thereafter, Consultant will not, directly or indirectly, either for herself or any other person or entity, (1) induce or attempt to induce any employee of Company to leave the employ of Company, (2) in any way interfere with the relationship between Company and any employee of Company, or (3) induce or attempt to induce any customer, client, supplier or licensee of Company to cease doing business with Company, or in any way interfere with the relationship between Company and any customer, client, supplier or licensee of Company.

9. Non-Disparagement.

Consultant agrees that she will not, at any time after the date hereof, disparage Company (including any of its shareholders or affiliates or its or their respective directors, officers, employees, or agents) or the business of Company.

10. Remedies.

Any breach or threatened breach of paragraphs 6 or 8 of this Agreement will irreparably injure Company, and money damages will not be an adequate remedy.  Therefore, Company may obtain and enforce an injunction, to the extent allowed by applicable law, prohibiting Consultant from violating or threatening to violate these provisions.  This is not Company’s only remedy, it is in addition to any other remedy available and is without prejudice to Company’s right to seek additional remedies, where applicable.

11. Miscellaneous.

a. Arbitration.  Any dispute or controversy arising under or in connection with this Agreement that cannot be mutually resolved by the parties hereto shall be settled exclusively by arbitration in New York, New York conducted in accordance with the rules of the American Arbitration Association.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  The costs and expenses of the arbitrator shall be shared equally between the Company and the Consultant.

b. Transfer And Assignment.  This Agreement is personal as to the Consultant and shall not be assigned or transferred by Consultant.  This Agreement may be assigned by the Company to any entity which is a successor in interest or operator of the Company’s business.

c. Severability.  Nothing contained herein shall be construed to require the commission of any act contrary to law.  Should there be any conflict between any provisions hereof and any present or future statute, law, ordinance, regulation or other pronouncement having the force of law, the latter shall prevail, but the provision of this Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law, and the remaining provisions of this Agreement shall remain in full force and effect.

d. Governing Law.  This Agreement is made under and shall be construed pursuant to the laws of the State of New York, without reference to its choice of law rules.

e. Counterparts.  This Agreement may be executed in counterparts and all documents so executed shall constitute one agreement, binding on all the parties hereto.

f. Entire Agreement.  This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior oral and written agreements, arrangements, or understandings with respect thereto.  No representation, promise, inducement, statement or intention has been made by any party hereto that is not embodied herein and no party shall be bound or be liable for any alleged representation, promise, inducement, or statement not so set forth herein.

g. Modification.  This Agreement may be modified, amended, superseded or cancelled, and any of the terms, covenants, representations, warranties and conditions hereof may be waived, only by a written instrument executed by the party or parties to be bound by any such modification, amendment, cancellation, or waiver.

h. Waiver.  Neither this Agreement nor any term or condition hereof or right hereunder may be waived or shall be deemed to have been waived or modified in whole or in part by any party or by the forbearance of any party to exercise any of its rights hereunder, except by written instrument executed by or on behalf of that party.  The waiver by either party of a breach by the other party of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the other party.

i. Headings.  The section and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement.

j. Notices.  Any notices required under this Agreement or during the Term shall be sent to Consultant at the last address on file and to Company at the address set forth below:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

FINJAN, INC. By: /s/ Daniel Chinn March 31, 2013 Date PHILIP HARTSTEIN /s/ Philip Hartstein (Signature) March 29, 2013 Date

EXHIBIT A

OPTIONS

Number of options: Such number of options as shall represent, on the date of grant, 1.75% of the issued share capital of the Company or its parent company, as the case may be

Exercise Price: To be determined on the date of grant.

Vesting: 25% of the options shall vest on March 31, 2014 and thereafter 6.25% of the options shall vest every three calendar months thereafter. Vesting shall cease upon termination of this Agreement for whatever reason.

All other terms and conditions shall be set out in the Stock Option Plan applicable to these options.

Unvested options shall accelerate upon the occurrence of both (a) a change of control in the Parent and (b) termination by the Company of this Agreement within one (1) year of such change of control, all as shall be more fully set out in the Company’s Stock Option Plan.